                                                                    EXHIBIT 99.1

VASCO Announces Acquisition of Authentication Storage Specialist Logico

Logico Products and Technologies Reinforces VASCO's Offerings in the Passwords and Certificates/PKI Range; Acquisition Expands and Strengthens VASCO's Connected Smart Card Reader Offerings; Adds Substantial Depth to Engineering Capability

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, MAY 16, 2006 - VASCO Data Security International, Inc. (NASDAQ: VDSI), (www.vasco.com ), the global number one vendor of strong user authentication products to the financial sector, today announced its acquisition of Logico Smart Card Solutions of Vienna, Austria, an authentication storage specialist with extensive experience in smart card based authentication (www.logico.com ). VASCO acquired all of the stock of Logico, in exchange for cash consideration totaling Euro 1.14 million (approximately $1.5 million). The acquisition was financed completely with VASCO's cash and is expected to be slightly dilutive in fiscal 2006.

Logico is an established, privately-owned company with customers in the healthcare, manufacturing industry and government markets and a significant technical expertise in the smart card related password security and PKI markets. Logico generated revenues of approximately Euro 0.8 million in 2005.

With the acquisition of Logico, VASCO expands and strengthens its product line and position in the smart card enabled password and PKI market for large, medium and small sized companies. Logico's authentication product line is in perfect synergy with VASCO's strong authentication strategy. With the addition of Logico's technical expertise, VASCO expects to be able to further accelerate its evolution towards the "Full Option, All-Terrain Authentication Company".

"Logico adds substantially to VASCO's quickly growing authentication offerings," said Jan Valcke, VASCO's President and COO. "During our January Press and Investor Meeting in New York, we announced our new product strategy, turning VASCO into the "full option, all-terrain Authentication Company. With Logico, we are well armed to tackle the smart card enabled PKI/Certificates and password based authentication markets. In addition, Logico brings us a number of highly experienced developers, which allows us to accelerate the development of VASCO's authentication strategy with regards to smart card based authentication and PKI software."

"The opportunities in the authentication market are huge," said Ken Hunt, VASCO's Founder, Chairman and CEO. "At the end of 2004, VASCO implemented a make-or-buy strategy to expand its leadership position. The acquisition of Logico fits perfectly in this strategy. In the first place there is a great synergy between VASCO's existing product range and Logico's technologies. Secondly, we further expand our team of developers. Thirdly, with Logico we have a strong presence in the German speaking countries, a strategically important market for VASCO."